Exhibit 99.1

SYSTEMAX REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

-- Net sales grow 6% in fourth quarter to a record $812.7 million; excluding the effect of exchange rates, sales up 11% --

PORT WASHINGTON, NY, March 3, 2009 – Systemax Inc. (NYSE:SYX) today announced financial results for the fourth quarter and full year ended December 31, 2008.

Financial highlights for the quarter ended December 31, 2008:
•	Consolidated net sales grew 6% to a record $812.7 million in U.S. dollars. Excluding the effect of exchange rate changes, sales would have grown 11%.
•	North American technology product sales grew 18% to a record $540.7 million in U.S. dollars. Excluding the effect of exchange rate changes, sales would have grown over 19%.
•	European technology product sales were $216.9 million in U.S. dollars, a 14% decline. Excluding the effect of exchange rate changes, sales would have declined by only 2%.
•	Gross profit reached a record $116.9 million and gross margin was 14.4%.
•	Operating income was $15.8 million and operating margin was 1.9%.
•	Net income was $10.0 million, or $0.27 per diluted share.
•	Cash and cash equivalents grew over 58% to $116 million during the quarter; undrawn line of credit remains at $120 million; total debt outstanding is $2.2 million and represents capital leases.
•	Common stock repurchases were 246,900 shares for $2.4 million or an average price of $9.67 per share.

Financial highlights for the year ended December 31, 2008:
•	Net sales grew 9% to a record $3.0 billion, driven by growth in both technology products and industrial products. Excluding the effect of exchange rate changes, sales would have grown 8%.
•	North American technology product sales grew 14% to a record $1.9 billion in U.S. dollars. Excluding exchange rate changes, sales would have grown 14%.
•	European technology product sales grew 1% to a record $940.6 million in U.S. dollars. Excluding exchange rate changes, sales would have been flat.
•	Gross profit reached a record $464.1 million and gross margin was 15.3%.
•	Operating income was $83.4 million and operating margin was 2.7%.
•	Net income was $52.8 million, or $1.41 per diluted share.
•	Common stock repurchases were 475,301 shares for $5.8 million or an average price of $12.25 per share.

Richard Leeds, Chairman and Chief Executive Officer, said, “Systemax reported solid financial results despite the challenging economic climate, which significantly impacted spending on information technology and industrial products, in both the business to business and consumer markets.  Fourth quarter Technology Products revenues grew over 6%.  We are particularly pleased with performance in North America, which delivered a very strong quarter with over 19% growth, excluding exchange rate changes, driven primarily by our successful CompUSA business.  Our ability to move quickly and flexibly to capture value in the retail delivery chain and deliver it to consumers through our recognized businesses, including TigerDirect and CompUSA, helped drive this impressive top-line growth.”

Gilbert Fiorentino, Chief Executive of Systemax’s Technology Products business said, “During the quarter, we selectively lowered prices and offered special freight incentives to attract new customers, grow market share and position the Company for continued growth when the business environment improves.  While this had a short-term impact on gross margins, we believe it will position us very well with a larger customer base when consumer spending returns.”

“In addition to freight and margin concessions, we have been making aggressive investments in the retail side of our business as well as the web and technology infrastructure to capture market.  While the addition of CompUSA’s retail operations increased our spend in selling, general and administrative expenses, the enhancements we have made to our online and in-store operations continue to drive results, both in terms of revenue growth and positive customer feedback. We continue to roll-out our Retail 2.0 initiative, turning our brick and mortar locations into a destination for customers to test our products, research and compare prices and make educated buying decisions. By empowering consumers with information and self-service capability while offering superior value and selection, we believe we have a formula that will help us weather the economic slump while positioning us for long-term growth opportunities,” said Mr. Fiorentino.

Commenting on other operations, Mr. Leeds concluded, “While fourth quarter Industrial Products revenues were down slightly, revenues for the full year increased 5%, driven by the addition of over 100,000 new customers and 17,000 products to our revamped website.  We continue to reorganize and refocus our Software Solutions business, lowering our cost structure as we work to launch new customer sites with our ProfitCenter software.”

Working capital as of December 31, 2008 was $250.6 million, including cash and cash equivalents of $116.0 million.  The Company has an undrawn credit facility of $120.0 million and total cash and available liquidity of approximately $219.5 million. Cash flow from operations for the full year of 2008 was approximately $82.4 million.  Inventories increased nearly 13% to $282.2 million, as compared to $250.2 million at December 31, 2007. Inventories were up over 2% from the third quarter of 2008.  Capital expenditures for the full year 2008 aggregated $17.1 million and the Company expended $30.6 million for CompUSA.  The Company paid a dividend of $37.1 million during the second quarter.  The Company’s effective tax rate was 36.9% for the full year, up from 30.5% last year, principally the result of higher taxable income in the United Kingdom in 2008.

As a part of the two million share stock buyback program announced in May 2008, during the fourth quarter the Company purchased 246,900 shares, for approximately $2.4 million or an average price $9.67 per share. In total, the Company repurchased 475,301 shares of common stock during 2008 for $5.8 million or an average price of $12.25 per share.

The fourth quarter of 2008 included 14 weeks versus 13 weeks in 2007.  Average sales per day during the quarter were $8.3 million compared to $8.5 million in 2007.  The full year 2008 included 53 weeks versus 52 weeks in 2007.  Average sales per day during 2008 were $8.2 million compared to $7.7 million in 2007.

Board of Directors Appointment

The Company announced today that Larry Reinhold has been appointed to the Company’s Board of Directors.  Mr. Reinhold, 49, has served as the Company’s Executive Vice President and Chief Financial Officer since January 2007.  Prior to joining the Company, Mr. Reinhold served as Executive Vice President and Chief Financial Officer of Greatbatch, a NYSE medical technology company; as Executive Vice President and Chief Financial Officer of Critical Path, a NASDAQ software company; and as a partner with PricewaterhouseCoopers. He holds a BS in accounting and an MBA from San Diego State University.

Commenting on the appointment Richard Leeds said, “Larry has been a valuable addition to our senior management team at Systemax.  We look forward to continuing to benefit from his extensive financial expertise and operational experience.”

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its fourth quarter and full year 2008 results today, Tuesday, March 3, 2009 at 5:00 p.m. Eastern Time. To access the teleconference, please dial 877-741-4251 (U.S. callers) or 719-325-4773 (Int’l callers) and reference passcode 8193145 ten minutes prior to the start time. The teleconferencing will also be available via live webcast on the Company’s Web site at www.systemax.com. A replay of the conference call will be available through Tuesday, March 10, 2009. It can be accessed by dialing 888-203-1112 (U.S. callers) or 719-457-0820 (Int’l callers), passcode 8193145. The webcast will also be archived on www.systemax.com for 30 days.

About Systemax Inc.

Systemax Inc. (www.systemax.com), a Fortune 1000 company, sells personal computers, computer supplies and accessories, consumer electronics and industrial products through  branded e-commerce web sites, direct mail catalogs, relationship marketers and retail stores in North America and Europe. The primary brands are TigerDirect, CompUSA, Misco and Global Industrial. It also manufactures and sells computers and accessories under the Systemax and Ultra brands and develops and markets ProfitCenter Software, a web-based application for multichannel direct marketing companies.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

INVESTOR/ MEDIA CONTACTS:
Denise Roche / Bill Douglass
Brainerd Communicators, Inc.
212-986-6667
roche@braincomm.com
douglass@braincomm.com

SYSTEMAX INC.
I. Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended December 31,*		Year Ended December 31,*
	2008	2007	2008	2007
Net sales	$812,710	$769,334	$3,032,961	$2,779,875
Cost of sales	695,762	649,678	2,568,816	2,353,574
Gross profit	116,948	119,656	464,145	426,301
Gross margin	14.4%	15.6%	15.3%	15.3%
Selling, general and administrative expenses	101,154	92,150	380,778	332,359
Operating income	15,794	27,506	83,367	93,942
Operating margin	1.9%	3.6%	2.7%	3.4%
Other (income) expense, net	467	(2,294)	(376)	(6,081)
Income before income taxes	15, 327	29,800	83,743	100,023
Provision for income taxes	5,359	5,620	30,900	30,542
Effective tax rate	35.0%	18.9%	36.9%	30.5%
Net income	$9,968	$24,180	$52,843	$69,481
Net margin	1.2%	3.1%	1.7%	2.5%

Net income per common share:
Basic	$.27	$.67	$1.45	$1.93
Diluted	$.27	$.64	$1.41	$1.84

Weighted average common and common equivalent shares:
Basic	36,393	36,089	36,450	35,968
Diluted	37,191	37,753	37,411	37,688

                                        SYSTEMAX INC.

II. Condensed Consolidated Balance Sheets

(In thousands)
	(Unaudited)
	December 31*,
	2008	2007
Current assets:
Cash and cash equivalents	$115,967	$128,021
Accounts receivable, net	190,909	207,460
Inventories	282,217	250,222
Prepaid expenses and other current assets	23,090	23,262
Total current assets	612,183	608,965
Property, plant and equipment, net	48,465	47,580
Goodwill, intangibles and other assets	42,615	19,802
Total assets	$703,263	$676,347

Current liabilities:
Short-term debt	$773	$4,302
Accounts payable and accrued expenses	360,846	330,310
Total current liabilities	361,619	334,612
Long-term debt	1,411	254
Other liabilities	6,278	5,646
Shareholders’ equity	333,955	335,835
Total liabilities and shareholders’ equity	$703,263	$676,347

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  Certain reclassifications have been made to prior year amounts to conform with the current year presentation.  The actual fiscal twelve month period and quarter ended on January 3, 2009. The fourth quarters of 2008 and 2007 included 14 and 13 weeks, respectively, and the full year 2008 and 2007 included 53 and 52 weeks, respectively.

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